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Exhibit 5.2

                        [Shearman & Sterling Letterhead]



                                                                    May 21, 2002

AmerUs Group Co.
699 Walnut Street
Des Moines, Iowa 50309-3948


                                AMERUS GROUP CO.
                    $185,000,000 ORIGINAL PRINCIPAL AMOUNT OF
        OPTIONALLY CONVERTIBLE EQUITY-LINKED ACCRETING NOTES (OCEANS(TM))
                               DUE MARCH 6, 2032


Ladies and Gentlemen:

                  This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of $185,000,000 aggregate original principal amount of Optionally Convertible Equity-linked Accreting Notes (OCEANs(TM)) of AmerUs Group Co, an Iowa corporation (the "Company"), and the shares of common stock, no par value issuable upon surrender and conversion of the OCEANs (the "Shares"). The OCEANs and the Shares are being registered on behalf of the holders of the OCEANs.

                  We have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. In our capacity as counsel to the Company, we have examined and relied upon the information set forth in the originals, or copies identified to our satisfaction, of the Registration Statement, the Indenture dated as of March 6, 2002, between the Company and BNY Midwest Trust Company, as trustee (the "Indenture"), an executed copy of the OCEANs in global form dated March 6, 2002 and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have assumed that the Indenture and the OCEANs have been duly authorized, executed and delivered by the Company and that the OCEANs have been authenticated in accordance with the terms of the Indenture.

                  Our opinion set forth below is limited to the law of the State of New York and we do not express any opinion herein concerning any other law.

                  Based upon and subject to the foregoing and assuming due authorization, execution, authentication and delivery of the OCEANs, we are of the opinion that the OCEANs



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constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally and the enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters." This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                  Very truly yours,

                  /s/ Shearman & Sterling


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